                                Filed pursuant to Rule 424(b)(3) and (c)
                                Registration Number 333-88532


PROSPECTUS SUPPLEMENT
(to prospectus dated June 6, 2002 and to the prospectus supplements dated June 11, 2002, June 17, 2002, June 19, 2002,
June 24, 2002, June 26, 2002, July 10, 2002, July 15, 2002,
July 17, 2002, August 5, 2002, August 28, 2002, September 18, 2002,
October 21, 2002, October 25, 2002, and October 29, 2002)


                            $201,250,000

                      OHIO CASUALTY CORPORATION

                    5.00% CONVERTIBLE NOTES DUE 2022
                   AND THE COMMON SHARES ISSUABLE UPON
                   CONVERSION OF THE CONVERTIBLE NOTES
                           _______________

        This prospectus supplement supplements our prospectus dated June 6, 2002 and our prospectus supplements dated June 11, 2002, June 17, 2002, June 19, 2002, June 24, 2002, June 26, 2002, July 10, 2002, July 15, 2002, July
17, 2002, August 5, 2002, August 28, 2002, September 18, 2002, October 21,
2002, October 25, 2002, and October 29, 2002 relating to the sale by certain of our securityholders, or by their transferees, pledgees, donees or other successors, of up to $201,250,000 aggregate principal amount of our 5.00% convertible notes due 2022 and the common shares issuable upon the conversion of the notes. You should read this supplement in conjunction with the prospectus and the previous prospectus supplements. This supplement is qualified by reference to the prospectus and the previous prospectus supplements, except to the extent the information in this supplement supersedes the information contained in the prospectus or in the previous prospectus supplements.

        Investing in the notes involves risks. See "Risk Factors" beginning on page 8 of the prospectus.

        Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.



                                SELLING SECURITYHOLDERS

        The following table provides information regarding the principal amount of notes beneficially owned by certain of our selling securityholders, the percentage of outstanding notes held by these selling securityholders, the number of our common shares beneficially owned by these selling securityholders, the number of our common shares each selling securityholder would beneficially own upon conversion of its entire principal amount of notes and the percentage of our outstanding common shares held by these selling securityholders.

        The table below supplements or amends the table of securityholders contained on pages 37 through 45 of the prospectus and in the previous prospectus supplements. Where the name of a selling securityholder identified in the table below also appears in the table in the prospectus or in the previous prospectus supplements, the information set forth in the table below regarding that selling securityholder supersedes the information in the prospectus or in the previous prospectus supplements. This information was furnished to us by the selling securityholders listed below on or before November 4, 2002. Because selling securityholders may trade all or some of the notes listed at any time without notifying us, the table below may not reflect the exact value of notes held by each selling securityholder on the date of this supplement.


          The date of this prospectus supplement is November 4, 2002.


                                                                              Number of
                            Principal                                          Common
                             Amount                          Number of         Shares
                            of Notes                          Common       Underlying the      Percentage
    Name of                Beneficially      Percentage       Shares         Notes and          of Common
    Selling                 Owned and         of Notes     Beneficially       Offered            Shares
Securityholder(1)         Offered Hereby    Outstanding      Owned(2)       Hereby(3)(4)     Outstanding(5)
-----------------         --------------    -----------    ------------     ------------     --------------

BP Amoco PLC Master          $699,000            *              0             30,903               *
  Trust

Hotel Union and Hotel        $236,000            *              0             10,433               *
  Industry of Hawaii
  Pension Plan

Jefferies and Company          $5,000            *              0                221               *
  Inc.

The Estate of James          $179,000            *              0              7,913               *
  Campbell

The James Campbell           $175,000            *              0              7,736               *
  Corporation

Viacom Inc. Pension           $24,000            *              0              1,061               *
  Plan Master Trust

Zurich Institutional       $1,180,000            *              0             52,169               *
  Benchmarks Master
  Fund Ltd.


_______________________________
* Less than 1%


(1)	Also includes any sale of the notes and the underlying common share by pledgees, donees, transferees or other successors in interest that receive such securities by pledge, gift, distribution or other non-sale related transfer from the named selling securityholders.

(2)	Excludes common shares issuable upon conversion of the selling securityholder's notes.

(3)	Assumes conversion of all of the selling securityholder's notes at a rate of 44.2112 common shares per note and a cash payment in lieu of the issuance of any fractional share interest. However, this conversion rate is subject to adjustment as described in the prospectus under "Description of the Notes -- Conversion Rights." As a result, the number of common shares issuable upon conversion of the notes may increase or decrease in the future.

(4)	Reflects rounding down of fractional common shares issuable to each selling securityholder upon conversion of the notes. A cash payment will be made in lieu of the issuance of any fractional share interest.

(5)	Calculated based on Rule 13d-3 of the Securities Exchange Act of 1934 using 60,701,653 common shares outstanding as of October 29, 2002. In calculating this amount, we did not treat as outstanding the common shares issuable upon conversion of the notes.



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